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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: William Teeple
         Moll Industries, Inc.
         (954) 577-2662

MOLL INDUSTRIES, INC. ANNOUNCES PARTIAL TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

DAVIE, FL (SEPTEMBER 19, 2001) - Moll Industries, Inc. (the "Company") announced today that it has commenced a tender offer for a portion of its outstanding $116.5 million principal amount of 10-1/2% Series B Senior Subordinated Notes due 2008 (the "Notes") and a consent solicitation relating to certain amendments to the indenture governing the Notes (the "Indenture") between the Company and the Trustee under the Indenture (collectively, the "Offer").

The Company is offering to purchase up to $66.5 million aggregate principal amount of Notes for cash. In conjunction with the Offer, the Company is also soliciting consents to (i) to eliminate substantially all of the covenants of the Company contained in the Indenture (other than the covenants requiring the payment of the principal, premium, if any, and interest on the Notes) and to eliminate the default provisions contained in the Indenture that relate to such covenants and (ii) to modify the definition of the term "Subsidiary" contained in the Indenture to exclude entities organized in non-U.S. jurisdictions.

Each owner of Notes (a "Holder") has the following four options in connection with the Offer:

- Tender Notes by Consent Date (5:00 p.m., New York City time, on October 2, 2001). Holders of Notes that are validly tendered and not withdrawn prior to the Consent Date will receive a payment (the "Purchase Price") of $200.00 per $1,000 principal amount of Notes that are accepted for purchase, plus a consent payment (the "Consent Payment") of $2.50 per $1,000 principal amount of such Notes, for total consideration (the "Total Consideration") of $202.50 per $1,000 principal amount of such Notes accepted for purchase, plus accrued and unpaid interest to the purchase date.

- Tender Notes after Consent Date, but by Expiration Date (5:00 p.m., New York City time, October 17, 2001). Holders of Notes that are validly tendered and not withdrawn after the Consent Date, but by the Expiration Date, will receive the Purchase Price for Notes that are accepted for purchase, plus accrued and unpaid interest, but will not receive any Consent Payment.

-        Consent to Proposed Amendments by Consent Date without Tendering.
         Holders of all Notes in this category will receive the Consent Payment only.


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-        Decline to Validly Tender or Consent. Holders of Notes in this category will NOT be eligible to receive the Purchase Price or the Consent Payment.

The offer to purchase Notes is limited to a maximum aggregate principal amount of $66.5 million. If more than $66.5 million principal amount of Notes is validly tendered and not withdrawn on or prior to the Expiration Date, the Company will accept Notes on a pro rata basis from all tendering Holders.

Any tender of Notes pursuant to the Offer will also constitute the delivery of a consent with respect to such Notes, even if such Notes are not accepted for purchase because the Offer is over-subscribed. Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date. Consents may be withdrawn at anytime prior to receipt of the requisite consents (defined as the receipt of consents from a majority of Holders of outstanding Notes) and the resultant execution of the Supplemental Indenture. The Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended or earlier terminated. The Company's obligations in respect of the Offer are conditioned upon, among other things, closing of requisite financing, receipt of requisite consents to the Proposed Amendments and the satisfaction of other customary conditions. The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Consent Solicitation dated September 19, 2001.

Banc of America Securities LLC is the exclusive dealer manager for the Offer. D.F. King & Co., Inc. is acting as information agent for the Offer. The depositary and tabulation agent for the Offer is State Street Bank and Trust Company. Questions concerning the Offer may be directed to Banc of America Securities LLC, attention of Henk Bouhuys at (704) 388-2842 or (888) 292-0070. Copies of the Offer to Purchase and Consent Solicitation dated September 19, 2001 may be obtained from the information agent at (212) 269-5550 or (800) 207-3155.

Located in Davie, FL, Moll Industries, Inc. (a Delaware corporation) is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer and the Consent Solicitation are made solely by the Offer to Purchase and Consent Solicitation dated September 19, 2001 by the Company.